Exhibit 10.6

From: UBS AG, London Branch
c/o UBS Securities LLC
299 Park Avenue
New York, NY 10171
Attention:	Paul Stowell
Telephone No.:	212-821-2100
Facsimile No.:	212-821- 8610

May 2, 2007

To: PREIT Associates, L.P.
Pennsylvania Real Estate Investment Trust
200 South Broad Street
Philadelphia, PA 19102
Attention:	Robert McCadden
Telephone No.:	(215) 454-1295
Facsimile No.:	(215) 546-0240

Re: Capped Call Transaction

Reference:

Dear Sir/Madam:

The purpose of this letter agreement (this “Confirmation”) is to confirm the terms and conditions of the transaction entered into between UBS AG, London Branch (“Dealer”),with UBS Securities LLC as its agent (“Agent”), PREIT Associates, L.P., Delaware limited partnership (“Counterparty”), and Pennsylvania Real Estate Investment Trust, an unincorporated association in business trust form created under Pennsylvania law pursuant to a Trust Agreement and the sole general partner of Counterparty (“Parent”), on the Trade Date specified below (the “Transaction”). This Confirmation constitutes a “Confirmation” as referred to in the ISDA Master Agreement specified below. This Confirmation shall replace any previous letter and serve as the final documentation for this Transaction. The Transaction is subject to early unwind if the closing of the Exchangeable Notes referred to below issued by Counterparty is not consummated for any reason, as set forth in this Confirmation.

This Confirmation is subject to, and incorporates, the definitions and provisions of the 2000 ISDA Definitions (including the Annex thereto) (the “2000 Definitions”) and the definitions and provisions of the 2002 ISDA Equity Derivatives Definitions (the “Equity Definitions”, and together with the 2000 Definitions, the “Definitions”), in each case as published by the International Swaps and Derivatives Association, Inc. (“ISDA”). In the event of any inconsistency between the 2000 Definitions and the Equity Definitions, the Equity Definitions will govern. Certain defined terms used herein have the meanings assigned to them in the Offering Memorandum dated May 2, 2007 (the “Offering Memorandum”) relating to the USD 250,000,000 principal amount of 4.00% Exchangeable Senior Notes due 2027 (the “Exchangeable Notes” and each USD 1,000 principal amount of Exchangeable Notes, an “Exchangeable Note”) issued by Counterparty pursuant to an Indenture to be dated May 8, 2007 between Counterparty and U.S. Bank National Association, as trustee (as in effect on the date of its execution, the “Indenture”). In the event of any inconsistency between the terms defined in the Offering Memorandum, the Indenture and this Confirmation, this Confirmation shall govern. The parties acknowledge that this Confirmation is entered into on the date hereof with the understanding that (i) definitions set forth in the Indenture which are also defined herein by reference to the Indenture and (ii) sections of the Indenture that are referred to herein will conform to the descriptions thereof in the Offering Memorandum. If any such definitions in the Indenture or any such sections of the Indenture differ from the descriptions thereof in the Offering Memorandum, the descriptions thereof in the Offering Memorandum will govern for purposes of this Confirmation. The parties further acknowledge that the Indenture section numbers used herein are based on the draft of the Indenture last reviewed by Dealer as of the date of this Confirmation, and if any such

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section numbers are changed in the Indenture as executed, the parties will amend this Confirmation in good faith to preserve the intent of the parties. For the avoidance of doubt, references to the Indenture herein are references to the Indenture as in effect on the date of its execution and if the Indenture is amended following its execution, any such amendment will be disregarded for purposes of this Confirmation unless the parties agree otherwise in writing.

Each party is hereby advised, and each such party acknowledges, that the other party has engaged in, or refrained from engaging in, substantial financial transactions and has taken other material actions in reliance upon the parties’ entry into the Transaction to which this Confirmation relates on the terms and conditions set forth below.

1. This Confirmation evidences a complete and binding agreement between Dealer, Counterparty and Parent as to the terms of the Transaction to which this Confirmation relates. This Confirmation shall be subject to an agreement (the “Agreement”) in the form of the 2002 ISDA Master Agreement (the “ISDA Form”) as if Dealer, Counterparty and Parent had executed an agreement in such form (without any Schedule but with the elections set forth in this Confirmation). For the avoidance of doubt, the Transaction shall be the only transaction under the Agreement.

All provisions contained in, or incorporated by reference to, the Agreement will govern this Confirmation except as expressly modified herein. In the event of any inconsistency between this Confirmation and either the Definitions or the Agreement, this Confirmation shall govern.

2. The Transaction constitutes a Share Option Transaction for purposes of the Equity Definitions. The terms of the particular Transaction to which this Confirmation relates are as follows:

General Terms:

Trade Date:	May 2, 2007

Option Style:	“Modified American,” as set forth under “Procedures for Exercise” below.

Option Type:	Call

Buyer:	Counterparty

Seller:	Dealer

Shares:	The common stock of Parent, par value USD 1.00 per share (Exchange symbol “PEI”).

Number of Options:	83,333.25; provided that if Dealer, as representative of the Initial Purchasers (as defined in the Purchase Agreement referred to below), exercises the option to purchase additional Exchangeable Notes pursuant to Section 1 of the Purchase Agreement, the Number of Options hereunder shall be automatically increased, effective upon payment by Counterparty of the Additional Premium on the Additional Premium Payment Date, by the Applicable Percentage times the number of Exchangeable Notes in denominations of USD 1,000 principal amount issued pursuant to such exercise (such Exchangeable Notes, the “Additional Exchangeable Notes”). The Number of Options shall be reduced by the Applicable Percentage times the number of Exchangeable Notes exchanged by Counterparty. In no event will the Number of Options be less than zero.

Option Entitlement:	As of any date, a number equal to the Applicable Exchange Rate as of such date (as defined in the Indenture, but without regard to any adjustments to the Applicable Exchange Rate pursuant to Section 13.05(g) or Section 13.11 of the Indenture or pursuant to the Registration Rights Agreement (as defined in the Indenture)), for each Exchangeable Note.

Number of Shares:	The product of the Number of Options and the Option Entitlement.

Applicable Percentage:	33.3333%

Strike Price:	USD 54.64

Cap Price:	USD 63.74

Payment of Premium:	Notwithstanding anything to the contrary in the Equity Definitions, Parent shall pay Seller the Premium on the Premium Payment Date.

Premium:	USD 3,645,830; provided that if the Number of Options is increased pursuant to the proviso to the definition of “Number of Options” above, Counterparty shall pay on the Additional Premium Payment Date an additional Premium (the “Additional Premium”) equal to the product of the number of Options by which the Number of Options is so increased and USD 43.75.

Premium Payment Date:	May 8, 2007

Additional Premium Payment Date:	The closing date for the purchase and sale of the Additional Exchangeable Notes.

Exchange:	The New York Stock Exchange

Related Exchange:	All Exchanges

Procedures for Exercise:

Exercise Period(s):	Notwithstanding anything to the contrary in the Equity Definitions, an Exercise Period shall occur with respect to an Option hereunder only if such Option is an Exercisable Option (as defined below) and the Exercise Period shall be, in respect of any Exercisable Option, the period commencing on, and including, the relevant Exchange Date and ending on, and including, the Expiration Date.

Exchange Date:	With respect to any exchange of Exchangeable Notes, the date on which the Holder (as such term is defined in the Indenture) of such Exchangeable Notes satisfies all of the requirements for exchange thereof as set forth in Section 13.02 of the Indenture.

Exercisable Options:	Upon the occurrence of an Exchange Date, a number of Options equal to the Applicable Percentage times the number of Exchangeable Notes exchanged on such Exchange Date shall become Exercisable Options hereunder; provided that (i) Exchangeable Notes surrendered for exchange prior to March 1, 2012 or (ii) Exchangeable Notes surrendered for exchange in connection with a transaction described in clause (1) of the definition of Designated Event (as such term is defined in the Indenture) pursuant to Section 13.11 of the Indenture (a “Make Whole Exchange”), in each case shall not cause any Options hereunder to become Exercisable Options and, in lieu thereof, Section 9(n) shall apply.

Expiration Time:	The Valuation Time

Expiration Date:	The Scheduled Trading Day immediately preceding June 1, 2012, subject to earlier exercise.

Multiple Exercise:	Applicable, as described under Exercisable Options above.

Automatic Exercise:	Applicable; and means that in respect of an Exercise Period, a number of Options not previously exercised hereunder equal to the number of Exercisable Options shall be deemed to be exercised on the final day of such Exercise Period for such Exercisable Options; provided that such Options shall be deemed exercised only to the extent that Counterparty has provided a Notice of Exercise to Dealer.

Notice of Exercise:	Notwithstanding anything to the contrary in the Equity Definitions, in order to exercise any Exercisable Options, Counterparty must notify Dealer on or prior to 5:00 p.m. (New York City time) on the Expiration Date and need only specify the number of such Exercisable Options.

Settlement Averaging Period:	For any Exercisable Option, if Counterparty has, on or following March 1, 2012, delivered a Notice of Exercise to Dealer with respect to such Exercisable Option with an Exchange Date occurring on or following March 1, 2012, the 50 (fifty) consecutive Valid Days commencing on, and including, the 52nd Scheduled Valid Day immediately prior to June 1, 2012.

Valuation Time:	At the close of trading of the regular trading session on the Exchange; provided that if the principal trading session is extended, the Calculation Agent shall determine the Valuation Time in its reasonable discretion.

Market Disruption Event:	Notwithstanding anything to the contrary in the Equity Definitions, as defined in the Indenture.

Settlement Terms:

Settlement Method Election:	Applicable, and means that (i) Counterparty may elect Cash Settlement in part and Net Share Settlement in part and (ii) the percentage of Exercisable Options to which Cash Settlement applies (the “Cash Settlement

Percentage”) shall be the same for all Exercisable Options and shall be specified by Counterparty when it makes its election; provided that Counterparty may not elect Cash Settlement, whether in whole or in part, in respect of any Options hereunder, and Cash Settlement shall not apply notwithstanding any notice delivered by Counterparty, unless Counterparty represents and warrants to Dealer in writing (which may be part of the Cash Settlement election notice) on the Cash Settlement election date that, as of such date, none of the Company and its officers and directors is aware of any material non-public information with respect to itself or the Shares.

The definition of “Settlement Method Election” in Section 7.1 of the Equity Definitions is hereby amended by (i) inserting “or Net Share Settlement” after “Cash Settlement” in the sixth line, (ii) deleting the words “or Physical Settlement” in the sixth and seventh lines, (iii) deleting the words “oral telephonic notice if practicable, and otherwise” from the phrase in the last parenthesis of the first sentence, (iv) deleting the phrase “and the Electing Party will execute and deliver to the other party or, if applicable, such agent, a written confirmation confirming the substance of any telephonic notice within one Scheduled Trading Day of that notice” in the second sentence and (v) deleting the third sentence of Section 7.1.

Electing Party:	Counterparty

Settlement Method Election Date:	The Scheduled Valid Day immediately preceding the Settlement Averaging Period

Default Settlement Method:	Net Share Settlement

Net Share Settlement:	If applicable, Dealer will deliver to Counterparty, on the relevant Settlement Date, a number of Shares equal to the Net Shares in respect of any Exercisable Option exercised or deemed exercised hereunder. In no event will the Net Shares be less than zero.

Net Shares:	In respect of any Exercisable Option exercised or deemed exercised, a number of Shares equal to the product of (x) 100% minus the Cash Settlement Percentage and (y) (i) the Option Entitlement multiplied by (ii) the sum of the quotients, for each Valid Day during the Settlement Averaging Period of (A) (1) the amount by which the Cap Price exceeds the Strike Price, if the Relevant Price on such Valid Day is equal to or greater than the Cap Price; (2) the amount by which such Relevant Price exceeds the Strike Price, if such Relevant Price is greater than the Strike Price but less than the Cap Price or (3) zero, if such Relevant Price is less than or equal to the Strike Price; divided by (B) such Relevant Price, divided by (iii) the number of Valid Days in such Settlement Averaging Period.

Dealer will deliver cash in lieu of any fractional Shares to be delivered with respect to any Net Shares valued at the Relevant Price for the last Valid Day of the Settlement Averaging Period.

Settlement Date:	For any Exercisable Option, the date Shares will be delivered with respect to the Exchangeable Notes related to such Exercisable Options, under the terms of the Indenture.

Other Applicable Provisions in Respect of Net Share Settlement:	The provisions of Sections 9.1(c), 9.8, 9.9, 9.11, 9.12 and 10.5 of the Equity Definitions will be applicable, except that all references in such provisions to “Physically-settled” shall be read as references to “Net Share Settled”. “Net Share Settled” in relation to any Option means that Net Share Settlement is applicable to that Option.

Cash Settlement:	If applicable, settlement shall occur in accordance with Section 8.1 of the Equity Definitions and the modifications provided in this Confirmation, except that Cash Settlement Payment Date shall be the Settlement Date as if Net Share Settlement had applied to such Exercisable Options.

Option Cash Settlement Amount:	For each Exercisable Option exercised or deemed exercised hereunder, an amount equal to the product of (x) the Cash Settlement Percentage and (y) (i) the Option Entitlement multiplied by (ii) the sum of, for each Valid Day during the Settlement Averaging Period, the quotient of the Strike Price Differential for such day and the number of Valid Days in such Settlement Averaging Period.

Strike Price Differential:	For each day during the Settlement Averaging Period, the lesser of:

(i) the greater of (a) the Reference Price minus the Strike Price and (b) zero; and

(ii) the Cap Price minus the Strike Price.

Valid Day:	means “Trading Day” as defined in the Indenture.

Scheduled Valid Day:	A day that is scheduled to be a Valid Day.

Relevant Price:	On any Valid Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page “PEI <equity> AQR” (or its equivalent successor if such page is unavailable) in respect of the period from the scheduled opening time of the Exchange to the Scheduled Closing Time of the Exchange on such Valid Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Valid Day, as determined, using a volume-weighted average method, by the Calculation Agent).

Settlement Currency:	USD

Representation and Agreement:	Notwithstanding Section 9.11 of the Equity Definitions, the parties acknowledge that any Shares delivered to Counterparty pursuant to Net Share Settlement above shall be, upon delivery, subject to restrictions and limitations arising from Counterparty’s status under applicable securities laws and the Pennsylvania Real Estate Investment Trust Trust Agreement, as amended and restated as of December 16, 1997, as further amended from time to time (the “Trust Agreement”).

3. Additional Terms Applicable to the Transaction:

Adjustments Applicable to the Transaction:

Potential Adjustment Events:	Notwithstanding Section 11.2(e) of the Equity Definitions, a “Potential Adjustment Event” means an occurrence of any event or condition, as set forth in Section 13.05 of the Indenture, that would result in an adjustment to the Exchange Rate of the Exchangeable Notes; provided that in no event shall there be any adjustment hereunder as a result of an adjustment to the Exchange Rate pursuant to the third paragraph of Section 13.05(g) or Section 13.11 of the Indenture or pursuant to the Registration Rights Agreement (as defined in the Indenture).

Method of Adjustment:	Calculation Agent Adjustment, which means, notwithstanding anything to the contrary in the Equity Definitions, upon any adjustment to the Exchange Rate of the Exchangeable Notes pursuant to the Indenture (other than pursuant to the third paragraph of Section 13.05(g) or Section 13.11 of the Indenture or pursuant to the Registration Rights Agreement (as defined in the Indenture)), (i) the Calculation Agent shall make a corresponding adjustment to any of the Strike Price, Number of Options and the Option Entitlement and (ii) the Calculation Agent may, in its sole discretion, make any adjustment consistent with the Calculation Agent Adjustment set forth in Section 11.2(c) of the Equity Definitions to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction (other than the Strike Price) to preserve the fair value of the Options to Dealer after taking into account such Potential Adjustment Event; provided further that in no event shall the Cap Price be less than the Strike Price.

Extraordinary Events:

Merger Events:	Notwithstanding Section 12.1(b) of the Equity Definitions, a “Merger Event” means the occurrence of any event or condition described in clauses (i), (ii) or (iii) of the last paragraph of Section 13.05(g) of the Indenture.

Tender Offers:	Applicable; provided that notwithstanding Section 12.1(d) of the Equity Definitions, a “Tender Offer” means the occurrence of any event or condition set forth in Section 13.05(e) of the Indenture.

Consequence of Merger Events/ Tender Offers:	Notwithstanding Sections 12.2 and 12.3 of the Equity Definitions, upon the occurrence of a Merger Event or a Tender Offer:

(i) the Calculation Agent shall make a corresponding adjustment in respect of any adjustment under the Indenture to any one or more of the nature of the Shares, Strike Price, Number of Options and the Option Entitlement; provided, however, that such adjustment shall be made without regard to any adjustment to the Exchange Rate for the issuance of additional shares as set forth in the third paragraph of Section 13.05(g) or Section 13.11 of the Indenture or pursuant to the Registration Rights Agreement (as defined in the Indenture); and

(ii) the Calculation Agent may, in its sole discretion, make any adjustment consistent with the Modified Calculation Agent Adjustment set forth in Section 12.2(e) or 12.3(d) of the Equity Definitions, as applicable, to the Cap Price or any other variable relevant to the exercise, settlement or payment for the Transaction (other than the Strike Price); provided that in no event shall the Cap Price be less than the Strike Price;

provided that, with respect to a Merger Event, if the consideration for the Shares includes (or, at the option of a holder of Shares, may include) shares of an entity or person not organized under the laws of the United States, any State thereof or the District of Columbia, Cancellation and Payment (Calculation Agent Determination) shall apply; and provided further that, for the avoidance of doubt, adjustments shall be made pursuant to the provisions of subparagraphs (i) and (ii) above regardless of whether any Merger Event or Tender Offer gives rise to a Make Whole Exchange.

Nationalization, Insolvency or Delisting:	Cancellation and Payment (Calculation Agent Determination); provided that, in addition to the provisions of Section 12.6(a)(iii) of the Equity

Definitions, it will also constitute a Delisting if the Exchange is located in the United States and the Shares are not immediately re-listed, re-traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors); if the Shares are immediately re-listed, re- traded or re-quoted on any of the New York Stock Exchange, the American Stock Exchange, the NASDAQ Global Select Market or the NASDAQ Global Market (or their respective successors), such exchange or quotation system shall thereafter be deemed to be the Exchange.

Additional Disruption Events:

Change in Law:	Applicable

Failure to Deliver	Applicable

Hedging Disruption:	Applicable

Increased Cost of Hedging:	Applicable

Hedging Party:	For all applicable Additional Disruption Events, Dealer.

Determining Party:	For all applicable Additional Disruption Events, Dealer.

Non-Reliance:	Applicable

Additional Termination Events:	If any event of default resulting in acceleration under the terms of the Exchangeable Notes, as set forth in Section 6.01 of the Indenture, shall occur with respect to Counterparty, then such event shall constitute an Additional Termination Event applicable to the Transaction with respect to which Counterparty shall be deemed to be the sole Affected Party and the Transaction shall be the sole Affected Transaction.

If any provision of the Indenture or the Exchangeable Notes is amended, modified, supplemented or waived without the written consent of Dealer, Counterparty shall provide Dealer and the Calculation Agent with notice thereof on or prior to the effective date thereof and, if the Calculation Agent determines that such amendment, modification, supplement or waiver has a material effect on the Transaction or Dealer’s ability to hedge all or a portion (“Affected Portion”) of the Transaction, in each case determined in its reasonable judgment, then such event (an “Amendment Event”) shall constitute an Additional Termination Event, in which case (x) the sole Affected Transaction shall consist of a transaction identical to the Transaction except that Number of Options for such Affected Transaction shall equal the Affected Portion and Counterparty shall be deemed the sole Affected Party and (y) the Transaction shall remain in full force and effect, except that the Number of Options subject to the Transaction immediately prior to such amendment, modification, supplement or waiver shall be reduced by the Affected Portion.

If any Exchangeable Notes are repurchased (whether in connection with a put of Exchangeable Notes by holders thereof pursuant to the terms of the Indenture as a result of a fundamental change, howsoever defined, or for any other reason) by Counterparty or any of its subsidiaries or if Counterparty gives notice to Dealer that it intends to repurchase any Exchangeable Notes, then Counterparty may notify Dealer that it wishes to designate an Early Termination Date with respect to the portion of the Transaction relating to the number of Exchangeable Notes that cease to be outstanding in connection with or as a result of such repurchase and the parties shall negotiate in good faith and in a commercially reasonable manner the timing, pricing and other terms of such designation. For the avoidance of doubt, no such designation shall be made if, after such negotiation, the parties cannot agree on the terms of such designation.

With respect to any Additional Termination Event described above, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant event of default, amendment, modification, supplement, waiver or repurchase, as applicable, had not occurred and (y) the corresponding Exchangeable Notes remain outstanding.

Agreements and Acknowledgements Regarding Hedging Activities:	Applicable

Additional Acknowledgments:	Applicable

4. Calculation Agent: Dealer

5. Account Details:

(a) Account for payments to Counterparty:

To be provided by Counterparty

Account for delivery of Shares to Counterparty:

To be provided by Counterparty.

(b) Account for payments to Dealer:

To be provided by Dealer.

6. Offices:

The Office of Counterparty for the Transaction is: Inapplicable, Counterparty is not a Multibranch Party.

The Office of Dealer for the Transaction is:

7. Notices: For purposes of this Confirmation:

(a)	Address for notices or communications to Counterparty:

PREIT Associates, L.P.
200 South Broad Street
Philadelphia, PA 19102
Attention:	Robert McCadden
Telephone No.:	(215) 454-1295
Facsimile No.:	(215) 546-0240

(b)	Address for notices or communications to Dealer:

UBS AG, London Branch
c/o UBS Securities LLC
299 Park Avenue
New York, NY 10171
Attention:	Paul Stowell
Telephone No.:	212-821-2100
Facsimile No.:	212-821- 8610

Equities Legal Department
677 Washington Boulevard
Stamford, CT 06901
Attention:	David Kelly and Gordon Kiesling
Telephone No.:	(203) 719-0268
Facsimile No.:	(203) 719-5627

8. Representations, Warranties, Covenants and Agreements of Counterparty and Parent:

The representations and warranties of Counterparty and Parent set forth in Section 3 of the Agreement and Section 3 of the Purchase Agreement dated as of May 2, 2007 among Counterparty, Parent and Merrill Lynch, Pierce, Fenner & Smith Incorporated, Citigroup Global Markets Inc. and UBS Securities LLC, as representatives of the initial purchasers party thereto (the “Purchase Agreement”) are true and correct as of the dates made therein, and are hereby deemed to be repeated on such dates to Dealer as if set forth herein. In addition to the representations and warranties in the Purchase Agreement, the Agreement and those contained elsewhere herein, Counterparty and Parent represent and warrant to and for the benefit of, and agrees with, Dealer as follows:

(a)	Each of Counterparty and Parent has all necessary corporate power and authority to execute, deliver and perform its obligations in respect of this Transaction; such execution, delivery and performance have been duly authorized by all necessary corporate action on Counterparty’s and Parent’s part; and this Confirmation has been duly and validly executed and delivered by each of Counterparty and Parent and constitutes its valid and binding obligation, enforceable against Counterparty or Parent in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity) and except that rights to indemnification and contribution hereunder may be limited by federal or state securities laws or public policy relating thereto.

(b)	Except as disclosed in the Disclosure Package and the Final Offering Memorandum (as defined in the Purchase Agreement), the execution, delivery and performance of this Confirmation by Counterparty and Parent and the consummation of the transactions contemplated hereby do not and will not (whether with or without the giving of notice or passage of time or both) conflict with or result in a breach or violation of any of the terms and provisions of, or constitute a default (or give rise to any right of termination, acceleration, cancellation, repurchase or redemption) or Repayment Event (as hereinafter defined) under, or result in the creation or imposition of a Lien upon any property or assets of the Counterparty, the Parent and the Subsidiaries (as defined in the Purchase Agreement) pursuant to, (i) any statute, any rule, regulation or order of any governmental agency or body or any court, domestic or foreign, having jurisdiction over the Counterparty, the Parent and the Subsidiaries (as defined in the Purchase Agreement), assets or business currently owned by them; (ii) any indenture, mortgage, deed of trust, bank loan or credit agreement or other evidence of indebtedness, or any license, lease, contract or other agreement or instrument to which the Counterparty, Parent or any of the Subsidiaries (as defined in the Purchase Agreement) is a party or by which any of them or any of their properties may be bound or affected; or (iii) the charters, by-laws or other organizational documents, as applicable, of the Counterparty, the Parent and the Subsidiaries (as defined in the Purchase Agreement), except for such conflicts, breaches, violations or defaults that (with respect to subclauses (i) and (ii) above) would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (as defined in the Purchase Agreement) (it being understood that any such conflict, breach or default relating to the execution, delivery or performance of the Counterparty or Parent of this Confirmation shall constitute a Material Adverse Effect). As used herein, “Repayment Event” means any event or condition which, without regard to compliance with any notice or other procedural requirements, gives the holder of any note, debenture or other evidence of indebtedness (or any person acting on such holder’s behalf) the right to require the repurchase, redemption or repayment of all or a portion of such indebtedness by the Parent, Counterparty or any subsidiary.

(c)	No consent, approval, authorization, or order of, or filing or registration with, any governmental agency or body or any court or any third party is required for the consummation of the transactions contemplated by this Confirmation, except as may be required under the Securities Act of 1933 (the “Securities Act”), the Trust Indenture Act of 1939, as amended, and the rules and regulations of the Securities and Exchange Commission promulgated thereunder, state securities laws or the rules of the National Association of Securities Dealers, Inc. or that the absence of which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect (it being understood that any such conflict, breach or default relating to the execution, delivery or performance of the Counterparty or Parent of this Confirmation shall constitute a Material Adverse Effect).

(d)	Each of Counterparty and Parent is not, and after giving effect to the transactions contemplated hereby will not be, an “investment company” as such term is defined in the Investment Company Act of 1940, as amended.

(e)	Each of Counterparty and Parent is an “eligible contract participant” (as such term is defined in Section 1a(12) of the Commodity Exchange Act, as amended (the “CEA”) because one or more of the following is true:

It is a corporation, partnership, proprietorship, organization, trust or other entity and:

(A)	it has total assets in excess of USD 10,000,000;

(B)	its obligations hereunder are guaranteed, or otherwise supported by a letter of credit or keepwell, support or other agreement, by an entity of the type described in Section 1a(12)(A)(i) through (iv), 1a(12)(A)(v)(I), 1a(12)(A)(vii) or 1a(12)(C) of the CEA; or

(C)	it has a net worth in excess of USD 1,000,000 and has entered into this Agreement in connection with the conduct of its business or to manage the risk associated with an asset or liability owned or incurred or reasonably likely to be owned or incurred by it in the conduct of its business.

(f)	On the Trade Date and on any Additional Premium Payment Date, (A) none of Counterparty and its officers and directors is aware of any material nonpublic information regarding Counterparty or the Shares and (B) all reports and other documents filed by Counterparty with the Securities and Exchange Commission pursuant to the Exchange Act when considered as a whole (with the more recent such reports and documents deemed to amend inconsistent statements contained in any earlier such reports and documents), do not contain any untrue statement of a material fact or any omission of a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances in which they were made, not misleading.

(g)	Without limiting the generality of Section 3(a)(iii) of the Agreement, the Transaction will not violate Rule 13e-1 or Rule 13e-4 under the Exchange Act.

(h)	Counterparty is an “accredited investor” (as such term is defined in Section 2(a)(15)(ii) of the Securities Act).

(i)	Counterparty’s financial condition is such that it has no need for liquidity with respect to its investment in the Transaction and no need to dispose of any portion thereof to satisfy any existing or contemplated undertaking or indebtedness.

(j)	On the Trade Date and on any Additional Premium Payment Date (A) the assets of Counterparty at their fair valuation exceed the liabilities of Counterparty, including contingent liabilities, (B) the capital of Counterparty is adequate to conduct the business of Counterparty and (C) Counterparty has the ability to pay its debts and obligations as such debts mature and does not intend to, or does not believe that it will, incur debt beyond its ability to pay as such debts mature.

(k)	Counterparty’s investments in and liabilities in respect of the Transaction, which it understands are not readily marketable, are not disproportionate to its net worth, and it is able to bear any loss in connection with the Transaction, including the loss of its entire investment in the Transaction.

(l)	Counterparty hereby agrees and acknowledges that the Transaction has not been registered with the Securities and Exchange Commission or any state securities commission and that the Options are being written by Dealer to Counterparty in reliance upon exemptions from any such registration requirements. Counterparty acknowledges that all Options acquired from Dealer will be acquired for investment purposes only and not for the purpose of resale or other transfer except in compliance with the requirements of the Securities Act. Counterparty will not sell or otherwise transfer any Option or any interest therein except in compliance with the requirements of the Securities Act and any subsequent offer or sale of the Options will be solely for Counterparty’s account and not as part of a distribution that would be in violation of the Securities Act.

(m)	Counterparty understands no obligations of Dealer to it hereunder will be entitled to the benefit of deposit insurance and that such obligations will not be guaranteed by any affiliate of Dealer or any governmental agency.

(n)	Without limiting the generality of Section 13.1 of the Equity Definitions, Counterparty acknowledges that Dealer is not making any representations or warranties with respect to the treatment of the Transaction under FASB Statements 133, as amended, or 150, EITF Issue No. 00-19 (or any successor issue statements) or under FASB’s Liabilities & Equity Project.

(o)	Positions held by Dealer or any of its affiliates solely in its capacity as a nominee or fiduciary and in which the Dealer and its affiliates possess no direct or indirect economic interest, other than, for the avoidance of doubt customary fiduciary, custodial and management fees, do not constitute actual ownership, Beneficial Ownership (as such term is defined in the Trust Agreement) or Constructive Ownership (as such term is defined in the Trust Agreement) by Dealer for purposes of Paragraph 9 the Counterparty’s Trust Agreement. This representation shall no longer apply from and after the date five days after Counterparty provides to Dealer an opinion of nationally recognized legal counsel that ownership as a nominee or fiduciary, with no direct or indirect economic interest other than customary fiduciary, custodial and management fees, constitutes ownership for purposes of Section 318 or Section 542 of the Internal Revenue Code of 1986, as amended.

9. Other Provisions:

(a)	Opinions. Each of Counterparty and Parent shall deliver to Dealer an opinion of counsel, dated as of the Premium Payment Date in the form of Exhibit A hereto, with respect to the matters set forth in Sections 8(a) though (d) of this Confirmation.

(b)

Repurchase Notices. Parent shall, at least 10 Scheduled Trading Days prior to any day on which it effects any repurchase of Shares, give Dealer a written notice of such repurchase (a “Repurchase Notice”) if, following such repurchase, the Notice Percentage as determined on such day is (i) greater than 4.5% and (ii) greater by 0.5% than the Notice Percentage included in the immediately preceding Repurchase Notice (or, in the case of the first such Repurchase Notice, greater than the Notice Percentage as of the date hereof). The “Notice Percentage” as of any day is the fraction, expressed as a percentage, the numerator of which is the Number of Shares and the denominator of which is the number of Shares outstanding on such day. In the event that Parent fails to provide Dealer with a Repurchase Notice on the day and in the manner specified in this Section 9(b) then Counterparty and Parent agree to indemnify and hold harmless Dealer, its affiliates and their respective directors, officers, employees, agents and controlling persons (Dealer and each such person being an “Indemnified Person”) from and against any and all losses (including losses relating to Dealer’s hedging activities as a consequence of becoming, or of the risk of becoming, a Section 16 “insider,” including without limitation any forbearance from hedging activities or cessation of hedging activities and any losses in connection therewith with respect to this Transaction), claims, damages and liabilities (or actions in respect thereof), joint or several, to which such Indemnified Person may become subject, including without limitation, Section 16 of the Exchange Act), relating to or arising out of such failure. If for any reason the foregoing indemnification is unavailable to any Indemnified Person or insufficient to hold harmless any Indemnified Person, then Counterparty and Parent shall contribute, to the maximum extent permitted by law, to the amount paid or payable by the Indemnified Person as a result of such loss, claim, damage or liability. In addition, Counterparty and Parent will reimburse any Indemnified Person for all expenses (including reasonable counsel fees and expenses) as they are incurred (after notice to Counterparty) in connection with the investigation of, preparation for or defense or settlement of any pending or threatened claim or any action, suit or proceeding (including any governmental or regulatory investigation) arising therefrom, whether or not such Indemnified Person is a party thereto and whether or not such claim, action, suit or proceeding is initiated or brought by or on behalf of Counterparty or Parent. This indemnity shall survive the completion of the Transaction contemplated by this Confirmation and any assignment and delegation of the Transaction made pursuant to this Confirmation or the Agreement shall inure to the benefit of any permitted assignee of Dealer.

(c)	Exchange Rate Adjustments. Parent shall provide to Dealer written notice (such notice, an “Exchange Rate Adjustment Event Notice”) at least ten Scheduled Trading Days prior to consummating or otherwise executing or engaging in any transaction or event (an “Exchange Rate Adjustment Event”) that would lead to a change in the Exchange Rate (as such term is defined in the Indenture). Upon such Exchange Rate Adjustment Event becoming effective, Parent shall, on the day such Exchange Rate Adjustment Event becomes effective or as soon as practicable thereafter, provide to Dealer written notice (such notice, an “Exchange Rate Adjustment Notice”) setting forth the new, adjusted Exchange Rate after giving effect to such Exchange Rate Adjustment Event (the “New Exchange Rate”). In connection with the delivery of any Exchange Rate Adjustment Event Notice to Dealer, (x) Parent shall, concurrently with or prior to such delivery, publicly announce and disclose the Exchange Rate Adjustment Event or (y) Parent shall, concurrently with such delivery, represent and warrant that the information set forth in such Exchange Rate Adjustment Event Notice does not constitute material non-public information with respect to Parent or the Shares.

(d)	Regulation M. Neither Counterparty nor Parent was on the Trade Date engaged in a distribution, as such term is used in Regulation M under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), of any securities of Counterparty or Parent, as applicable, other than a distribution meeting the requirements of the exception set forth in Rules 101(b)(10) and 102(b)(7) of Regulation M. Neither Counterparty nor Parent shall, until the second Scheduled Trading Day immediately following the Trade Date, and on any Additional Premium Date, engage in any such distribution.

(e)	No Manipulation. Neither Counterparty nor Parent is entering into the Transaction to create actual or apparent trading activity in the Shares (or any security convertible into or exchangeable for the Shares) or to raise or depress or otherwise manipulate the price of the Shares (or any security convertible into or exchangeable for the Shares) or otherwise in violation of the Exchange Act.

(f)	Rule 10b-18. During the period beginning on the Trade Date and ending on any Additional Premium Payment Date, or if no such Additional Premium Payment Date has occurred, on the last date on which Dealer, as representative of the Initial Purchasers, may exercise the over-allotment option set forth in the Purchase Agreement, neither Counterparty nor any “affiliate” or “affiliated purchaser” (each as defined in Rule 10b-18 of the Exchange Act (“Rule 10b-18”)) shall directly or indirectly (including, without limitation, by means of any cash-settled or other derivative instrument) purchase, offer to purchase, place any bid or limit order that would effect a purchase of, or commence any tender offer relating to, any Shares (or an equivalent interest, including a unit of beneficial interest in a trust or limited partnership or a depository share) or any security convertible into or exchangeable or exercisable for Shares, unless Dealer, in its sole discretion, consents to any such transaction or activity.

(g)	Number of Repurchased Shares. Each of Counterparty and Parent represents that it could have purchased a number of Shares equal to (i) the product of the Number of Options, Option Entitlement and the amount by which the Cap Price exceeds the Strike Price, divided by (ii) the Cap Price, on the Exchange or otherwise, in compliance with applicable law, its organizational documents and any orders, decrees and contractual agreements binding upon Counterparty or Parent, on the Trade Date.

(h)

Board Authorization. Each of this Transaction and the issuance of the Exchangeable Notes was approved by Counterparty’s and Parent’s Board of Trustees and publicly announced, solely for the purposes stated in such board resolution and public disclosure and, prior to any exercise of Options hereunder, Counterparty’s and Parent’s Board of Trustees will have duly authorized any repurchase of Shares pursuant to this Transaction. Each of Counterparty and Parent further represents that there is no internal policy, whether written or oral, of Counterparty or Parent that would prohibit Counterparty or Parent from entering into any aspect of this Transaction, including, but not limited to, the purchases of Shares to be made pursuant hereto.

(i)	Transfer or Assignment. Dealer may transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any of its affiliates without the consent of Counterparty, and, upon such transfer or assignment, Dealer shall be discharged of any such obligation to the extent of such affiliate’s performance. If at any time at which the Equity Percentage exceeds 6.5%, Dealer, in its discretion, (i) shall have the right to transfer or assign its rights and obligations hereunder and under the Agreement, in whole or in part, to any third party with a rating for its long-term, unsecured and unsubordinated indebtedness of BBB- or better by Standard & Poor’s Ratings Services or its successor (“S&P”), or Baa3 by Moody’s Investor Services, Inc. (“Moody’s”) or, if either S&P or Moody’s ceases to rate such debt, at least an equivalent rating or better by a substitute agency rating mutually agreed by Counterparty and Dealer, and (ii), if Dealer is unable to effect a transfer or assignment to a third party after its commercially reasonable efforts on pricing terms reasonably acceptable to Dealer such that the Equity Percentage is reduced to 6.5% or less, Dealer may designate any Scheduled Trading Day as an Early Termination Date with respect to a portion (the “Terminated Portion”) of the Transaction, such that the Equity Percentage following such partial termination will be equal to or less than 6.5%. In the event that Dealer so designates an Early Termination Date with respect to a portion of the Transaction, a payment or delivery shall be made pursuant to Section 6 of the Agreement as if (i) an Early Termination Date had been designated in respect of a Transaction having terms identical to the Terminated Portion of the Transaction, (ii) Counterparty shall be the sole Affected Party with respect to such partial termination and (iii) such portion of the Transaction shall be the only Terminated Transaction. The “Equity Percentage” as of any day is the fraction, expressed as a percentage, (A) the numerator of which is the sum of the number of Shares that Dealer and its affiliates beneficially own (within the meaning of Section 13 of the Exchange Act and, without duplication, any shares for which Dealer is the “Beneficial Owner” or “Constructive Owner” within the meaning of the Trust Agreement) on such day, other than Shares owned as a hedge of the Transaction, and the Number of Shares and (B) the denominator of which is the number of Shares outstanding on such day. Notwithstanding any other provision in this Confirmation to the contrary requiring or allowing Dealer to purchase, sell, receive or deliver any shares or other securities to or from Counterparty, Dealer may designate any of its affiliates to purchase, sell, receive or deliver such shares or other securities and otherwise to perform Dealer’s obligations in respect of this Transaction and any such designee may assume such obligations. Dealer shall be discharged of its obligations to Counterparty to the extent of any such performance.

(j)	Staggered Settlement. If, in the reasonable judgment of Dealer, it is advisable to do so under any applicable law, regulation or internal policy, Dealer may by notice to Counterparty prior to the Settlement Date (the “Nominal Settlement Date”), elect to deliver the Shares on two or more dates (each, a “Staggered Settlement Date”) or at two or more times on the Nominal Settlement Date as follows:

(i) in such notice, Dealer will specify to Counterparty the related Staggered Settlement Dates (each of which will be on or prior to such Nominal Settlement Date) or delivery times and how it will allocate the Shares it is otherwise required to deliver on such Settlement Date among the Staggered Settlement Dates or delivery times; and

(ii) the aggregate number of Shares that Dealer will deliver to Counterparty hereunder on all such Staggered Settlement Dates and delivery times will equal the number of Shares that Dealer would otherwise be required to deliver on such Nominal Settlement Date.

(k)	Early Unwind. In the event the sale by Counterparty of the Exchangeable Notes is not consummated with the initial purchasers pursuant to the Purchase Agreement for any reason by the close of business in New York on May 8, 2007 (or such later date as agreed upon by the parties) (May 8, 2007, or such later date being the “Early Unwind Date”), the Transaction shall automatically terminate (the “Early Unwind”), on the Early Unwind Date and (i) the Transaction and all of the respective rights and obligations of Dealer and Counterparty thereunder shall be cancelled and terminated and (ii) if the sale of the Exchangeable Notes is not consummated by the initial purchasers for any reason other than as a result of breach of the Purchase Agreement by any initial purchaser, Counterparty shall pay to Dealer an amount in cash equal to the aggregate amount of costs and expenses relating to the unwinding of Dealer’s hedging activities in respect of the Transaction (including market losses incurred in reselling any Shares purchased by Dealer or its affiliates in connection with such hedging activities). Following such termination, cancellation and payment, each party shall be released and discharged by the other party from and agrees not to make any claim against the other party with respect to any obligations or liabilities of either party arising out of and to be performed in connection with the Transaction either prior to or after the Early Unwind Date. Dealer and Counterparty represent and acknowledge to the other that upon an Early Unwind and following the payment referred to above, all obligations with respect to the Transaction shall be deemed fully and finally discharged. For the avoidance of doubt, this Section 9(k) shall become effective as of the Trade Date and shall remain in effect whether or not the Effective Date of the Transaction occurs.

(l)	Role of Agent. (i) Each party agrees and acknowledges that Agent is acting as agent for the parties but does not guarantee the performance of any party and the Dealer shall not contact the Counterparty or the Parent and neither the Parent not the Counterparty shall contact the Dealer with respect to any matter relating to the Transaction without the direct involvement of Agent; (ii) Agent is not a member of the Securities Investor Protection Corporation; (iii) Agent, Dealer, Counterparty and Parent each hereby acknowledges that any transactions by Dealer or Agent in the Shares will be undertaken by Dealer or Agent, as the case may, as principal for its own account; and (iv) all of the actions to be taken by Dealer and Agent in connection with the Transaction, including but not limited to any exercise of any rights with respect to the Options, shall be taken by Dealer or Agent independently and without any advance or subsequent consultation with Counterparty or Parent, and (v) Agent is hereby authorized to act as agent for Counterparty and Parent only to the extent required to satisfy the requirements of Rule 15a-6 under the Exchange Act in respect of the Options described hereunder.

(m)	Dividends. If at any time during the period from and including the Trade Date, to and including the Expiration Date, (i) an ex-dividend date for a cash dividend occurs with respect to the Shares (an “Ex-Dividend Date”), and that dividend is less than the Regular Dividend on a per Share basis or (ii) if no Ex-Dividend Date for a cash dividend occurs with respect to the Shares in any quarterly dividend period of Counterparty, then the Calculation Agent will adjust the Cap Price to preserve the fair value of the Options to Dealer after taking into account such dividend or lack thereof. “Regular Dividend” shall mean USD 0.57 per Share per quarter.

(n)	Additional Termination Events. Notwithstanding anything to the contrary in this Confirmation, upon the occurrence of an Exchange Date for any Exchangeable Notes prior to March 1, 2012 (an “Early Exchange”) or upon the occurrence of a Make Whole Exchange (regardless of the Exchange Date):

(i)	Counterparty shall within one Scheduled Trading Day of the relevant Exchange Date provide written notice (an “Unwind Exchange Notice”) to Dealer specifying the number of Exchangeable Notes exchanged on such Exchange Date and identifying the related exchanges as Early Exchanges or Make Whole Exchanges, as applicable;

(ii)	such Early Exchange or Make Whole Exchange, as applicable, shall constitute an Additional Termination Event hereunder with respect to a number of Options equal to the Applicable Percentage times the number of Exchangeable Notes surrendered for exchange in connection with such Early Exchange or Make Whole Exchange, as applicable, (the “Affected Number of Options”), in which case (x) the sole Affected Transaction shall consist of a transaction identical to the Transaction except that Number of Options for such Affected Transaction shall equal the Affected Number of Options and Counterparty shall be deemed the sole Affected Party and (y) the Transaction shall remain in full force and effect, except that the Number of Options subject to the Transaction immediately prior to the Exchange Date for such Early Exchange or Make Whole Exchange, as applicable, shall as of such Exchange Date be reduced by the Affected Number of Options;

(iii)	notwithstanding anything to the contrary in the Agreement, Dealer shall designate an Early Termination Date in respect of such Affected Transaction, which shall be no earlier than one Scheduled Trading Day following the Exchange Date for the related Early Exchange or Make Whole Exchange, as applicable;

(iv)	for the avoidance of doubt, in determining the amount payable in respect of such Affected Transaction pursuant to Section 6 of the Agreement, the Calculation Agent shall assume that (x) the relevant Early Exchange or Make Whole Exchange, as applicable, had not occurred, and (y) the corresponding Exchangeable Notes remain outstanding.

(o)	Disclosure. Effective from the date of commencement of discussions concerning the Transaction, Counterparty and each of its employees, representatives, or other agents may disclose to any and all persons, without limitation of any kind, the tax treatment and tax structure of the Transaction and all materials of any kind (including opinions or other tax analyses) that are provided to Counterparty relating to such tax treatment and tax structure.

(p)	Setoff. In addition to and without limiting any rights of set-off that a party hereto may have as a matter of law, pursuant to contract or otherwise, upon the occurrence of an Early Termination Date, Dealer shall have the right to set off any obligation that it may have to Counterparty under this Confirmation, including without limitation any obligation to make any payment of cash or delivery of Shares to Counterparty, against any obligation Counterparty may have to Dealer under any other agreement between Dealer and Counterparty relating to Shares (each such contract or agreement, a “Separate Agreement”), including without limitation any obligation to make a payment of cash or a delivery of Shares or any other property or securities. For this purpose, Dealer shall be entitled to convert any obligation (or the relevant portion of such obligation) denominated in one currency into another currency at the rate of exchange at which it would be able to purchase the relevant amount of such currency, and to convert any obligation to deliver any non-cash property into an obligation to deliver cash in an amount calculated by reference to the market value of such property as of the Early Termination Date, as determined by the Calculation Agent in its sole discretion; provided that in the case of a set-off of any obligation to release or deliver assets against any right to receive fungible assets, such obligation and right shall be set off in kind and; provided further that in determining the value of any obligation to deliver Shares, the value at any time of such obligation shall be determined by reference to the market value of the Shares at such time, as determined in good faith by the Calculation Agent. If an obligation is unascertained at the time of any such set-off, the Calculation Agent may in good faith estimate the amount or value of such obligation, in which case set-off will be effected in respect of that estimate, and the relevant party shall account to the other party at the time such obligation or right is ascertained.

(q)	Status of Claims in Bankruptcy. Dealer acknowledges and agrees that this Confirmation is not intended to convey to Dealer rights against Counterparty with respect to the Transaction that are senior to the claims of unitholders of Counterparty in any U.S. bankruptcy proceedings of Counterparty or Parent; provided that nothing herein shall limit or shall be deemed to limit Dealer’s right to pursue remedies in the event of a breach by Counterparty or Parent of its obligations and agreements with respect to the Transaction; provided, further, that nothing herein shall limit or shall be deemed to limit Dealer’s rights in respect of any transactions other than the Transaction.

(r)	Securities Contract; Swap Agreement. Each of Dealer, Parent and Counterparty agrees and acknowledges that Dealer is a “swap participant” and “financial participant” within the meaning of Section 101(22), 101(53C) and 101(22A) of Title 11 of the United State Code (the “Bankruptcy Code”). The parties hereto further agree and acknowledge (A) that this Confirmation is (i) a “securities contract,” as such term is defined in Section 741(7) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “settlement payment,” as such term is defined in Section 741(8) of the Bankruptcy Code, and (ii) a “swap agreement,” as such term is defined in Section 101(53B) of the Bankruptcy Code, with respect to which each payment and delivery hereunder is a “transfer,” as such term is defined in Section 101(54) of the Bankruptcy Code, and (B) that Dealer is entitled to the protections afforded by, among other sections, Section 362(b)(6), 362(b)(17), 546(e), 546(g), 555 and 560 of the Bankruptcy Code.

(s)	Governing Law. New York law (without regard to choice of law doctrine).

(t)	Waiver of Jury Trial. Each party waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect of any suit, action or proceeding relating to this Transaction. Each party (i) certifies that no representative, agent or attorney of either party has represented, expressly or otherwise, that such other party would not, in the event of such a suit, action or proceeding, seek to enforce the foregoing waiver and (ii) acknowledges that it and the other party have been induced to enter into this Transaction, as applicable, by, among other things, the mutual waivers and certifications provided herein.

(u)	Right to Extend. Dealer may postpone any Exercise Date or any other date of valuation or delivery by Dealer, with respect to some or all of the relevant Options (in which event the Calculation Agent shall make appropriate adjustments to the number of Net Shares to be Delivered or Option Cash Settlement Amount, as applicable), if Dealer determines, in its reasonable discretion, that such extension is reasonably necessary or appropriate to preserve Dealer’s hedging or hedge unwind activity hereunder in light of existing liquidity conditions or to enable Dealer to effect purchases of Shares in connection with its hedging, hedge unwind or settlement activity hereunder in a manner that would, if Dealer were Counterparty or an affiliated purchaser of Counterparty, be in compliance with applicable legal, regulatory or self-regulatory requirements, or with related policies and procedures applicable to Dealer.

(v)

Registration. Counterparty hereby agrees that if, in the good faith reasonable judgment of Dealer, the Shares (the “Hedge Shares”) acquired by Dealer for the purpose of hedging its obligations pursuant to the Transaction cannot be sold in the U.S. public market by Dealer without registration under the Securities Act, Counterparty shall, at its election: (i) in order to allow Dealer to sell the Hedge Shares in a registered offering, make available to Dealer an effective registration statement under the Securities Act to cover the resale of such Hedge Shares and (A) enter into an agreement, in form and substance satisfactory to Dealer, substantially in the form of an underwriting agreement for a registered offering, (B) provide accountant’s “comfort” letters in customary form for registered offerings of equity securities, (C) provide disclosure opinions of nationally recognized outside counsel to Counterparty reasonably acceptable to Dealer, (D) provide other customary opinions, certificates and closing documents customary in form for registered offerings of equity securities and (E) afford Dealer a reasonable opportunity to conduct a “due diligence” investigation with respect to Counterparty customary in scope for underwritten offerings of equity securities; provided, however, that if Dealer, in its sole reasonable discretion, is not satisfied with access to due diligence materials, the results of its due diligence investigation, or the procedures and documentation for the registered offering referred to above, then clause (ii) or clause (iii) of this Section 9(v) shall apply at the election of Counterparty; (ii) in order to allow Dealer to sell the Hedge Shares in a private placement, enter into a private placement agreement substantially similar to private placement purchase agreements customary for private placements of equity securities, in form and substance satisfactory to Dealer, including customary representations, covenants, blue sky and other governmental filings and/or registrations, indemnities to Dealer, due diligence rights (for Dealer or any designated buyer of the Hedge Shares from Dealer), opinions and certificates and such other documentation as is customary for private placements agreements, all reasonably acceptable to Dealer (in which case, the Calculation Agent shall make any adjustments to the terms of the Transaction that are necessary, in its reasonable judgment, to compensate Dealer for any discount from the public market price of the Shares incurred on the sale of Hedge Shares in a private placement); or (iii) purchase the Hedge Shares from Dealer at the VWAP Price on such Exchange Business Days, and in the amounts, as requested by Dealer. “VWAP Price” means, on any Exchange Business Day, the per Share volume-weighted average price as displayed under the heading “Bloomberg VWAP” on Bloomberg page.PEI <equity> VAP (or any successor thereto) in respect of the period from 9:30 a.m. to 4:00 p.m. (New York City time) on such Exchange Business Day (or if such volume-weighted average price is unavailable, the market value of one Share on such Exchange Business Day, as determined by the Calculation Agent using a volume-weighted method).

(w)	Alternative Calculations and Payment on Early Termination and on Certain Extraordinary Events. If in respect of the Transaction, an amount is payable by Dealer to Counterparty (i) pursuant to Section 12.7 or Section 12.9 of the Equity Definitions or (ii) pursuant to Section 6(d)(ii) of the Agreement (a “Payment Obligation”), Counterparty may request Dealer to satisfy any such Payment Obligation by the Share Termination Alternative (as defined below) (except that Counterparty shall not make such an election in the event of a Nationalization, Insolvency or Merger Event, in each case, in which the consideration to be paid to holders of Shares consists solely of cash, or an Event of Default in which Counterparty is the Defaulting Party or a Termination Event in which Counterparty is the Affected Party, other than an Event of Default of the type described in Section 5(a)(iii), (v), (vii) or (viii) of the Agreement or a Termination Event of the type described in Section 5(b)(i), (ii), (iii), (iv) or (v) of the Agreement or an Additional Termination Event as a result of an Early Conversion (but not, for the avoidance of doubt, a Make-Whole Exchange), in each case that resulted from an event or events outside Counterparty’s control) and shall give irrevocable telephonic notice to Dealer, confirmed in writing within one Currency Business Day, no later than 12:00 p.m. New York local time on the Merger Date, the Announcement Date (in the case of Nationalization, Insolvency or Delisting), Early Termination Date or date of cancellation, as applicable.

Share Termination Alternative:	Applicable and means that Dealer shall deliver to Counterparty the Share Termination Delivery Property on the date when the Payment Obligation would otherwise be due pursuant to Section 12.7 or 12.9 of the Equity Definitions or Section 6(d)(ii) and 6(e) of the Agreement, as applicable (the “Share Termination Payment Date”), in satisfaction of the Payment Obligation in the manner reasonably requested by Counterparty free of payment.

Share Termination Delivery Property:	A number of Share Termination Delivery Units, as calculated by the Calculation Agent, equal to the Payment Obligation divided by the Share Termination Unit Price. The Calculation Agent

shall adjust the Share Termination Delivery Property by replacing any fractional portion of a security therein with an amount of cash equal to the value of such fractional security based on the values used to calculate the Share Termination Unit Price.

Share Termination Unit Price:	The value to Dealer of property contained in one Share Termination Delivery Unit on the date such Share Termination Delivery Units are to be delivered as Share Termination Delivery Property, as determined by the Calculation Agent in its discretion by commercially reasonable means and notified by the Calculation Agent to Dealer at the time of notification of the Payment Obligation.

Share Termination Delivery Unit:	One Share or, if a Merger Event has occurred and a corresponding adjustment to the Transaction has been made, a unit consisting of the number or amount of each type of property received by a holder of one Share (without consideration of any requirement to pay cash or other consideration in lieu of fractional amounts of any securities) in such Merger Event, as determined by the Calculation Agent.

Failure to Deliver:	Applicable

Other applicable provisions:	If the Transaction is to be Share Termination Settled, the provisions of Sections 9.9, 9.11, 9.12 and 10.5 (as modified above) of the Equity Definitions will be applicable, except that all references in such provisions to “Physically- Settled” shall be read as references to “Share Termination Settled” and all references to “Shares” shall be read as references to “Share Termination Delivery Units”. “Share Termination Settled” in relation to the Transaction means that Share Termination Settlement is applicable to the Transaction.

10. Representation of Dealer:

Dealer represents and warrants to and for the benefit of Counterparty and Parent as follows: the Transaction does not have a value of more than 10 percent of the total value of Dealer’s outstanding securities.

Please confirm that the foregoing correctly sets forth the terms of our agreement by executing this Confirmation and returning it to Dealer.

Very truly yours,

UBS AG, LONDON BRANCH

By:	/s/ Paul Stowell
Authorized Signatories
Name:	Paul Stowell

By:	/s/ Dmitriy Mandel
Authorized Signatories
Name:	Dmitriy Mandel

Accepted and confirmed as of the Trade Date:

PREIT ASSOCIATES, L.P.

By: Pennsylvania Real Estate Investment Trust

/s/ Bruce Goldman
Authorized Signatory
Name:	Bruce Goldman

PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

By:	/s/ Bruce Goldman
Authorized Signatory
Name:	Bruce Goldman

EXHIBIT A

Form of Opinion

(a)	The Confirmation has been duly authorized, executed and delivered on behalf of Counterparty and Parent and constitutes the valid and binding obligation of Counterparty and Parent enforceable against Counterparty and Parent in accordance with its terms;

(b)	The execution, delivery and performance of the Confirmation by Counterparty and Parent and the consummation of the transactions contemplated by the Confirmation do not (i) violate the Trust Agreement or the bylaws of the Parent, (ii) violate any provision of Applicable Federal Law (as defined in the Purchase Agreement) or any provision of Applicable State Law (as defined in the Purchase Agreement), (iii) violate any court or administrative order, judgment, or decree listed on Schedule — attached hereto that names the Parent and is specifically directed to it or any of its property, or (iv) breach or constitute a default under any Specified Agreement (except that we express no opinion with respect to any matters that would require a mathematical calculation or a financial or accounting determination).

(c)	No approval or consent of, or registration or filing with, any federal governmental agency or the Office of the Secretary of State of the State of Delaware or the Department of State of the Commonwealth of Pennsylvania is required to be obtained or made by Counterparty or Parent under Applicable Federal Law, the Delaware Partnership Act or Pennsylvania Business Trust Law in connection with the execution, delivery and performance on the date hereof of the Confirmation.

(d)	Each of Parent and Counterparty is not, and after giving effect to the transactions contemplated by the Confirmation will not be, required to be registered as, an “investment company” within the meaning of the Investment Company Act of 1940, as amended.